November 2014 Pricing Sheet dated November 28, 2014 relating to Preliminary Terms No. 7 Dated November 20, 2014 Registration Statement No. 333-200365 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in International Equities

Buffered Jump Securities Based on the Value of the EURO STOXX 50® Index due December 3, 2020
Principal at Risk Securities
PRICING TERMS – NOVEMBER 28, 2014
Issuer:		Morgan Stanley
Issue price:		$10 per security
Stated principal amount:		$10 per security
Pricing date:		November 28, 2014
Original issue date:		December 3, 2014 (3 business days after the pricing date)
Maturity date:		December 3, 2020
Aggregate principal amount:		$2,340,060
Interest:		None
Underlying index:		EURO STOXX 50® Index (the “index”)
Payment at maturity:
•      If the final index value is greater than or equal to the initial index value:
$10 + the greater of (i) $10 × the index percent change and (ii) the upside payment
•      If the final index value is less than the initial index value but greater than or equal to 2,763.291, which is approximately 85% of the initial index value, meaning the value of the index has declined by an amount less than or equal to the buffer amount of 15% from its initial value:
$10
•      If the final index value is less than 2,763.291, which is approximately 85% of the initial index value, meaning the value of the index has declined by more than the buffer amount of 15% from its initial value:
$10 × (index performance factor + 15%)
Because the index performance factor will be less than 85% in this scenario, the payment at maturity will be less, and potentially significantly less, than the stated principal amount of $10, subject to the minimum payment at maturity of $1.50 per security.

Upside payment:		$5.60 per security (56% of the stated principal amount)
Index percent change:		(final index value – initial index value) / initial index value
Buffer amount:		15%
Index performance factor:		final index value / initial index value
Initial index value:		3,250.93, which is the index closing value on the pricing date
Final index value:		The index closing value on the valuation date
Valuation date:		November 30, 2020, subject to postponement for non-index business days and certain market disruption events
Maximum payment at maturity:		None
Minimum payment at maturity:		$1.50 per security (15% of the stated principal amount)
CUSIP / ISIN:		61764C887 / US61764C8872
Listing:		The securities will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Estimated value on the pricing date:		$9.408 per security. See “Investment Summary” in the accompanying preliminary terms.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$10	$0.30(1)	$9.65
$0.05(2)
Total	$2,340,060	$81,902.10	$2,258,157.90
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $0.30 for each security they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each security.
(3)	See “Use of proceeds and hedging” in the accompanying preliminary terms.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
You should read this document together with the preliminary terms describing the offering and the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below.

“EURO STOXX®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The Trigger PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Trigger PLUS.

Preliminary Terms No. 7 dated November 20, 2014
Product Supplement for Jump Securities dated November 19, 2014        Index Supplement dated November 19, 2014
Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.